Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporated by reference in this Registration Statement on Form F-1 of our report dated March 4, 2022, except for Note 11, as to which date is July 8, 2022, and Note 10, as to which date is November 23, 2022, with respect to our audit of the consolidated financial statements of Global Mofy AI Limited(formerly known as Global Mofy Metaverse Limited) as of and for the year ended September 30, 2021, which report appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 4, 2024